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                                                                   Exhibit 10.43

                                 LOAN AGREEMENT
                      (EXIM BANK-GUARANTEED LINE OF CREDIT)

      This Loan Agreement (this "Agreement") dated as of June 1, 2000 is between BANK OF AMERICA, N.A. (the "Bank") and MWI, INC., D/B/A DANAM ELECTRONICS (the "Borrower").

      1.    DEFINITIONS

            1.1 Defined Terms. In addition to the terms which are defined elsewhere in this Agreement, the following terms have the meanings indicated for the purposes of this Agreement:

            "Availability Period" means the period commencing on the date of this Agreement and ending on June 30,2001.

            "Borrower Agreement" means that certain Borrower Agreement entered into between Bank and Borrower with reference to this credit transaction under the Export-Import Bank of the United States Working Capital Guarantee Program.

            "Eligible Accounts Receivable" means all of the Borrower's accounts that are (i) due from AVL of Austria, (ii) supported by irrevocable letters of credit in favor of the Borrower or (iii) due from a foreign buyer that is specifically approved by Eximbank and the Bank, in their sole and absolute discretion; provided, however, that "Eligible Accounts Receivable" shall not include any account that is not covered by the Eximbank Guaranty, any account that is not permitted to be included in the Export-Related Borrowing Base pursuant to the Borrower Agreement or any account that the Bank may from time to time deem to be ineligible.

            "Eligible Inventory" means all of the Borrower's inventory that is permitted to be included in the Export-Related Borrowing Base pursuant to the Borrower Agreement; provided, that "Eligible Inventory" shall not include any inventory that (i) is not covered by the Eximbank Guaranty or
      (ii) that the Bank may from time to time deem to be ineligible.

            "Eximbank" means the Export-Import Bank of the United States.

            "Eximbank Guaranty" means that certain Working Capital Guaranty Agreement issued by Eximbank in favor of Bank in support of ninety percent (90%) of Borrower's obligations under this Agreement.

            "Export-Related Borrowing Base" means, at the date of determination thereof, the sum of the following:

                  (a) 90% of the Eligible Accounts Receivable; and

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                  (b) 75% of the Eligible Inventory.

            "Maximum Amount" means the amount of Two Million U.S. Dollars ($2,000,000.00).

            "Note" means the Promissory Note dated of the date herewith by the Borrower in favor of the Bank in the amount of $2,000,000 evidencing the line of credit established hereby.

            "Prime Rate" means the rate of interest publicly announced from time to time by the Bank as its Prime Rate. The Prime Rate is set by the Bank based on various factors, including the Bank's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans. The Bank may price loans to its customers at, above, or below the Prime Rate. Any change in the Prime Rate shall take effect at the opening of business on the day specified in the public announcement of a change in the Bank's Prime Rate.

            "Termination Date" means the last day of the Availability Period

            1.2 Terms Defined in Borrower Agreement. Capitalized terms not otherwise defined herein shall have the meanings given to them in the Borrower Agreement.

      2.    LINE OF CREDIT: AMOUNT AND TERMS

            2.1   Line of Credit Amount.

                  (a) During the Availability Period, the Bank will provide a line of credit to the Borrower. This is a revolving line of credit providing for cash advances and Standby Letters of Credit. During the Availability Period, the Borrower may repay principal amounts and reborrow them.

                  (b) The following limitations will apply to the line of credit:

                        (i) The outstanding principal balance of advances under
            the line of credit plus the outstanding amounts of any Letters of Credit, including amounts drawn on Letters of Credit and not yet reimbursed, may not exceed the Maximum Amount.

                        (ii) The outstanding principal balance of advances under
            the line of credit plus the outstanding amounts of any Letters of Credit, including amounts drawn on Letters of Credit and not yet reimbursed, may not exceed at any one time the Export-Related Borrowing Base.

            2.2   Advances under the Line of Credit.

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                  (a) The Borrower will repay in full all principal and any
      unpaid interest or other charges outstanding under this line of credit no later than the last day of the Availability Period.

                  (b) The Borrower will pay interest on July 1, 2000, and then monthly thereafter on the same day of the month until payment in full of any principal outstanding under this line of credit.

                  (c) Advances under the line of credit will bear interest at a rate per annum equal to the PRIME Rate plus 1.00 percentage point.

            2.3 Letters of Credit. The Borrower may request the Bank to issue Standby Letters of Credit subject to the following requirements:

                  (a) Each Letter of Credit shall expire on or before 365 days after the date such Letter of Credit is issued. It is provided, however, that no Standby Letter of Credit shall expire later than the Termination Date, unless the Bank and EximBank otherwise agree.

                  (b) The amount of Letters of Credit outstanding at any one time (including amounts drawn on Letters of Credit and not yet reimbursed) may not exceed One Million Dollars ($1,000,000.00).

                  (c) The Borrower agrees:

                        (i) to pay the Bank, on demand, all amounts paid by the
            Bank under or in respect of a Letter of Credit issued for the Borrower's account. At the option of the Bank, any sum drawn under a Letter of Credit may be added to the principal amount outstanding under this Agreement. The amount will bear interest and be due as described elsewhere in this Agreement.

                        (ii) if there is a default under this Agreement, to
            immediately prepay and make the Bank whole for any outstanding Letters of Credit.

                        (iii) that the issuance of any Letter of Credit and any
            amendment to a Letter of Credit is subject to the Bank's written approval and must be in form and content satisfactory to the Bank and in favor of a beneficiary acceptable to the Bank.

                        (iv) to sign the Bank's form Application and Agreement
            for Standby Letter of Credit.

                        (v) to pay any standard issuance and/or other fees that
            the Bank notifies the Borrower will be charged for issuing and processing Letters of Credit for the Borrower.

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                        (vi) to allow the Bank to automatically charge its
            checking account for applicable fees, discounts, and other charges.

            2.4 Mandatory Payment: Additional Collateral. If at any time and for any reason the total amount of credit outstanding under this Agreement exceeds the limitations set forth in the Borrower Agreement or in Paragraph 2.1 of this Agreement, the Borrower shall, upon the Bank's election and demand, (a) pay to the Bank the amount of the excess; or (b) deliver to the Bank additional Collateral of a type and in an amount satisfactory to the Bank and Eximbank. Payments under this Paragraph may be applied to the obligations of the Borrower to the Bank in the order and manner as the Bank in its discretion may determine. Payments to be applied to outstanding Letters of Credit and drafts accepted under Letters of Credit may, at the Bank's option, be used to prepay, or held as cash collateral to secure, the Borrower's obligations to the Bank with respect thereto.

            2.5 Mandatory Prepayment. Advances under the line of credit shall be subject to mandatory prepayment as provided in Section 1 of the Note.

      3.    [INTENTIONALLY OMITTED]

      4.    FEES AND EXPENSES

            4.1   Fees.

                  (a) Eximbank Fees. The Borrower agrees to pay an Eximbank guaranty fee in the amount of Thirty Thousand Dollars ($30,000.00), payable at closing. In addition, the Borrower agrees to pay the Eximbank application fee in the amount of One Hundred Dollars ($ 100.00) on or before the date of this Agreement.

                  (b) Waiver Fee. If the Bank, at its discretion, agrees to waive or amend any terms of this Agreement, the Borrower will, at the Bank's option, pay the Bank a fee for each waiver or amendment in an amount advised by the Bank at the time the Borrower requests the waiver or amendment. Nothing in this paragraph shall imply that the Bank is obligated to agree to any waiver or amendment requested by the Borrower. The Bank may impose additional requirements as a condition to any waiver or amendment.

                  (c) Unused Commitment Fee. The Borrower agrees to pay a fee on any difference between the Maximum Amount and the amount of credit it actually uses, determined by the weighted average credit outstanding during the specified period. The fee will be calculated at .25% per year. The calculation of credit outstanding shall include the undrawn amount of Letters of Credit. This fee is due on September 1, 2000, and on the first day of each December, March, and June thereafter until the expiration of the Availability Period.

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                  (d) Late Fee. To the extent permitted by law, the Borrower agrees to pay a late fee in an amount not to exceed four percent (4%) of any installment that is more than fifteen (15) days late. The imposition and payment of a late fee shall not constitute a waiver of the Bank's rights with respect to the default.

                  (e) Fee for Late Financial Statements. Borrower acknowledges and agrees that Bank's ability to monitor and evaluate the status of the Loan is dependent upon Borrower timely providing financial information required herein. In addition to all other rights and remedies Bank has, should Borrower fail to timely provide the financial information, including declaring the loan to be in default, Bank may charge Borrower a late fee of up to 10 basis points (.10%) of the outstanding principal balance or committed loan amount, whichever is greater, not to be less than $500.00. The charging and/or payment of the fee is not a waiver of the Borrower's continuing obligation to provide the required financial information

            4.2 Expenses. The Borrower agrees to immediately repay the Bank for all reasonable costs and expenses incurred by the Bank in connection with this Agreement, including, but not limited to, filing, recording and search fees.

            4.3 Reimbursement Costs.

                  (a) The Borrower agrees to reimburse the Bank for any reasonable expenses it incurs in the preparation of this Agreement and any agreement or instrument required by this Agreement. Expenses include, but are not limited to, reasonable attorneys' fees, including any allocated costs of the Bank's in-house counsel.

                  (b) The Borrower agrees to reimburse the Bank for the cost of periodic audits and appraisals of the collateral securing this Agreement, at such intervals as the Bank or Eximbank may reasonably require. The audits and appraisals may be performed by employees of the Bank or by independent appraisers.

      5.    COLLATERAL

            5.1 Personal Property. The Borrower's obligations to the Bank under this Agreement will be secured by personal property the Borrower now owns or will own in the future as listed below. The collateral is further defined in security agreement(s) executed by the Borrower. In addition, any other personal property collateral (the "Additional Collateral") securing any other present or future obligations of the Borrower to the Bank which are not guaranteed under the Eximbank Guaranty (the "Non-Eximbank Indebtedness") shall also secure Borrower's obligations under this Agreement; provided, however, that the Additional Collateral shall be applied first to the satisfaction of the Non-Eximbank Indebtedness and the balance, if any, to the Borrower's obligations under this Agreement.

            (a)   Inventory.

            (b)   Accounts.

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            (c)   General Intangibles.

            (d)   Equipment.

            (e)   All other assets.

      6.    DISBURSEMENTS, PAYMENTS AND COSTS

            6.1   Disbursements and Payments.

                  (a) Each payment by the Borrower will be made at the Bank's banking center (or other location) selected by the Bank from time to time; and will be made in immediately available funds, or such other type of funds selected by the Bank.

                  (b) Each disbursement by the Bank and each payment by the Borrower will be evidenced by records kept by the Bank. In addition, the Bank may, at its discretion, require the Borrower to sign one or more promissory notes.

            6.2   Telefax Authorization.

                  (a) The Bank may honor telefax instructions for advances or repayments given, or purported to be given, by any one of the individuals authorized to sign loan agreements on behalf of the Borrower, or any other individual designated by any one of such authorized signers.

                  (b) Advances will be deposited in and repayments will be withdrawn from the Borrower's account number 4774606493, or such other of the Borrower's accounts with the Bank as designated in writing by the Borrower.

                  (c) The Borrower will indemnify and hold the Bank harmless from all liability, loss, and costs in connection with any act resulting from telephone or telefax instructions the Bank reasonably believes are made by any individual authorized by the Borrower to give such instructions. This paragraph will survive this Agreement's termination, and will benefit the Bank and its officers, employees, and agents.

            6.3   Direct Debit.

                  (a) The Borrower agrees that interest and principal payments and any fees will be deducted automatically on the due date from the Borrower's account number 4774606493, or such other of the Borrower's accounts with the Bank as designated in writing by the Borrower.

                  (b) The Borrower will maintain sufficient funds in the account on the dates the Bank enters debits authorized by this Agreement. If there are insufficient funds

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      in the account on the date the Bank enters any debit authorized by this
      Agreement, the Bank may reverse the debit.

            6.4 Banking Days. Unless otherwise provided in this Agreement, a banking day is a day other than a Saturday, Sunday or other day on which commercial banks are authorized to close, or are in fact closed, in the state where the Bank's lending office is located, and, if such day relates to amounts bearing interest at an offshore rate (if any), means any such day on which dealings in dollar deposits are conducted among banks in the offshore dollar interbank market. All payments and disbursements which would be due on a day which is not a banking day will be due on the next banking day. All payments received on a day which is not a banking day will be applied to the credit on the next banking day.

            6.5   Taxes.

                  (a) If any payments to the Bank under this Agreement are made from outside the United States, the Borrower will not deduct any foreign taxes from any payments it makes to the Bank. If any such taxes are imposed on any payments made by the Borrower (including payments under this paragraph), the Borrower will pay the taxes and will also pay to the Bank, at the time interest is paid, any additional amount which the Bank specifies as necessary to preserve the after-tax yield the Bank would have received if such taxes had not been imposed. The Borrower will confirm that it has paid the taxes by giving the Bank official tax receipts (or notarized copies) within 30 days after the due date.

                  (b) Payments made by the Borrower to the Bank will be made without deduction of United States withholding or similar taxes. If the Borrower is required to pay U.S. withholding taxes, the Borrower will pay such taxes in addition to the amounts due to the Bank under this Agreement. If the Borrower fails to make such tax payments when due, the Borrower indemnifies the Bank against any liability for such taxes, as well as for any related interest, expenses, additions to tax, or penalties asserted against or suffered by the Bank with respect to such taxes.

            6.6 Additional Costs. The Borrower will pay the Bank, on demand, for the Bank's costs or losses arising from any statute or regulation, or any request or requirement of a regulatory agency which is applicable to all national banks or a class of all national banks. The costs and losses will be allocated to the loan in a manner determined by the Bank, using any reasonable method. The costs include the following:

                  (a) any reserve or deposit requirements; and

                  (b) any capital requirements relating to the Bank's assets and commitments for credit.

            6.7 Interest Calculation. Except as otherwise stated in this Agreement, all interest and fees, if any, will be computed on the basis of a 360-day year and the actual number of days elapsed. This results in more interest or a higher fee than if a 365-day year is used.

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Installments of principal which are not paid when due under this Agreement shall continue to bear interest until paid.

            6.8 Default Rate. Upon the occurrence of any default under this Agreement, principal amounts outstanding under this Agreement will, at the option of the Bank, bear interest at a rate which is up to the maximum rate allowed by law. This will not constitute a waiver of any default.

            6.9 Interest Compounding. At the Bank's sole option in each instance, any interest, fees, costs or disbursements which are not paid when due under this Agreement shall bear interest from the due date at the Default Rate set forth above. This may result in compounding of interest.

            6.10 Payments in Kind. The Bank, at its option, may require the Borrower to deliver to the Bank in kind any payments collected by the Borrower with respect to Export Orders financed under this Agreement, together with a schedule of the amount so collected and delivered to the Bank. Such payments shall be delivered through a lockbox, blocked account, or similar arrangement acceptable to the Bank and shall be credited to interest, principal, and other sums owed to the Bank under this Agreement in the order and proportion determined by the Bank in its sole discretion. All such credits will be conditioned upon collection and any returned items may, at the Bank's option, be charged to the Borrower.

      7.    CONDITIONS

            7.1 Conditions to First Extension of Credit. The Bank must receive the following items, in form and content acceptable to the Bank, before it is required to extend any credit to the Borrower under this Agreement:

                  (a) Evidence that the execution, delivery and performance by the Borrower and each guarantor of this Agreement and any instrument or agreement required under this Agreement have been duly authorized.

                  (b) A copy of the certified resolutions of the Board of Directors of the Borrower authorizing the Borrower to borrow under this Agreement and to execute, deliver and perform its obligations hereunder and under all other loan documents.

                  (c) The Borrower Agreement, signed by the Borrower.

                  (d) The Eximbank Guaranty.

                  (e) A completed application in a form acceptable to the Bank and Eximbank.

                  (f) Signed original security agreements which the Bank requires.

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                  (g) Financing statements and fixture filings (and any
      collateral in which the Bank requires a possessory security interest), together with evidence that the security interests and liens in favor of the Bank are valid, enforceable, and prior to all others' rights and interests, except those the Bank consents to in writing.

                  (h) For any personal property collateral located on real property which is subject to a mortgage or deed of trust or which is not owned by the Borrower, a subordination or consent to removal from the owner of the real property and the holder of any mortgage or deed of trust.

                  (i) Evidence of insurance coverage, as required in the "Covenants" section of this Agreement.

                  (j) Guaranty signed by Jerry West and a guaranty signed by the president of Infolab on its behalf.

                  (k) Evidence of good standing for the Borrower from its state of formation and from any other state in which the Borrower is required to qualify to conduct its business.

                  (1) Payment of the Eximbank guaranty fee, the Eximbank application fee, as required by the paragraphs entitled "Fees" and "Expenses", and payment of all accrued and unpaid expenses incurred by the .Bank as required by the paragraph entitled "Reimbursement Costs."

                  (m) Intercreditor Agreement signed by Texas Community Bank and Trust, N.A. and The Texas Mezzanine Fund reflecting an agreement on priority of security interests with the Bank having a first and prior security interest in export-related accounts and inventory and at least a third priority security interest in all other assets of the Borrower taken as collateral for the line of credit.

                  (n) Letter from Exim Bank waiving failure of Borrower to comply with certain financial tests.

                  (o) Any other items required by Eximbank in connection with the Eximbank Guaranty or which the Bank may reasonably require.

            7.2 Conditions to Each Extension of Credit. Before each extension of credit, including the first, the Borrower shall deliver the following to the
Bank:

                  (a) A summary of the Export Orders being financed with the extension of credit, and, if requested by the Bank, copies of such Export Orders.

                  (b) If requested by the Bank, a Borrowing Base Certificate which shall be current within five (5) banking days of the date of the request.

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      8.    REPRESENTATIONS AND WARRANTIES

            When the Borrower signs this Agreement, and until the Bank is repaid in full, the Borrower makes the following representations and warranties. Each request for an extension of credit constitutes a renewal of these representations and warranties as of the date of the request:

            8.1 Organization of Borrower. The Borrower is a corporation duly formed and existing under the laws of the state where organized.

            8.2 Authorization. This Agreement, and any instrument or agreement required hereunder, are within the Borrower's powers, have been duly authorized, and do not conflict with any of its organizational papers.

            8.3 Enforceable Agreement. This Agreement is a legal, valid and binding agreement of the Borrower, enforceable against the Borrower in accordance with its terms, and any instrument or agreement required hereunder, when executed and delivered, will be similarly legal, valid, binding and enforceable.

            8.4 Good Standing. In each state in which the Borrower does business, it is properly licensed, in good standing, and, where required, in compliance with fictitious name statutes.

            8.5 No Conflicts. This Agreement does not conflict with any law, agreement, or obligation by which the Borrower is bound.

            8.6 Financial Information. All financial and other information that has been or will be supplied to the Bank is sufficiently complete to give the Bank accurate knowledge of the Borrower's (and any guarantor's) financial condition, including all material contingent liabilities. Since the date of the most recent financial statement provided to the Bank, there has been no material adverse change in the business condition (financial or otherwise), operations, properties or prospects of the Borrower (or any guarantor).

            8.7 Lawsuits. There is no lawsuit, tax claim or other dispute pending or threatened against the Borrower which, if lost, would impair the Borrower's financial condition or ability to repay the loan, except as have been disclosed in writing to the Bank.

            8.8 Collateral. All Collateral required in this Agreement is owned by the grantor of the security interest free of any title defects or any liens or interests of others.

            8.9 Permits, Franchises. The Borrower possesses all permits, memberships, franchises, contracts and licenses required and all trademark rights, trade name rights, patent rights and fictitious name rights necessary to enable it to conduct the business in which it is now engaged.

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            8.10 Other Obligations. The Borrower is not in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation.

            8.11 Income Tax Matters. The Borrower has no knowledge of any pending assessments or adjustments of its income tax for any year.

            8.12 No tax Avoidance Plan. The Borrower's obtaining of credit from the Bank under this Agreement does not have as a principal purpose the avoidance of U.S. withholding taxes.

            8.13 No Event of Default. There is no event which is, or with notice or lapse of time or both would be, a default under this Agreement.

            8.14 Insurance. The Borrower has obtained, and maintained in effect, the insurance coverage required in the "Covenants" section of this Agreement.

            8.15 ERISA Plans.

                  (a) Each Plan (other than a multiemployer plan) is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law. Each Plan has received a favorable determination letter from the IRS and to the best knowledge of the Borrower, nothing has occurred which would cause the loss of such qualification. The Borrower has fulfilled its obligations, if any, under the minimum funding standards of ERISA and the Code with respect to each Plan, and has not incurred any liability with respect to any Plan under Title IV of ERISA.

                  (b) There are no claims, lawsuits or actions (including by any governmental authority), and there has been no prohibited transaction or violation of the fiduciary responsibility rules, with respect to any Plan which has resulted or could reasonably be expected to result in a material adverse effect.

                  (c) With respect to any Plan subject to Title IV of ERISA:

                        (i) No reportable event has occurred under Section
            4043(c) of ERISA for which the PBGC requires 30-day notice.

                        (ii) No action by the Borrower or any ERISA Affiliate to
            terminate or withdraw from any Plan has been taken and no notice of intent to terminate a Plan has been filed under Section 4041 of ERISA.

                        (iii) No termination proceeding has been commenced with
            respect to a Plan under Section 4042 of ERISA, and no event has occurred or condition exists which might constitute grounds for the commencement of such a proceeding.

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                  (d) The following terms have the meanings indicated for
      purposes of this Agreement:

                        (i) "Code" means the Internal Revenue Code of 1986, as
            amended from time to time.

                        (ii) "ERISA" means the Employee Retirement Income
            Security Act of 1974, as amended from time to time.

                        (iii) "ERISA Affiliate" means any trade or business
            (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code.

                        (iv) "PBGC" means the Pension Benefit Guaranty
            Corporation.

                        (v) "Plan" means a pension, profit-sharing, or stock
            bonus plan intended to qualify under Section 401 (a) of the Code, maintained or contributed to by the Borrower or any ERISA Affiliate, including any multiemployer plan within the meaning of Section 4001
            (a)(3) of ERISA.

            8.16 [INTENTIONALLY OMITTED]

            8.17 Location of Borrower. The Borrower's place of business (or, if the Borrower has more than one place of business, its chief executive office) is located at the address listed on the signature page of this Agreement.

            8.18 Environmental Matters. The Borrower (a) is not in violation of any health, safety, or environmental law or regulation regarding hazardous substances and (b) is not the subject of any claim, proceeding, notice, or other communication regarding hazardous substances. "Hazardous substances" means any substance, material or waste that is or becomes designated or regulated as "toxic," "hazardous," "pollutant," or "contaminant" or a similar designation or regulation under any federal, state or local law (whether under common law, statute, regulation or otherwise) or judicial or administrative interpretation of such, including without limitation petroleum or natural gas.

            8.19 Compliance with Laws. No consent or approval of any public authority or other third party is required as a condition to the validity of any Loan Document, and Borrower is in compliance with all laws and regulatory requirements to which it is subject.

            8.20 Trading With the Enemy. Neither the execution of this Agreement nor the use of proceeds thereof violates the Trading With the Enemy Act of 1917, as amended, nor any of the foreign assets control regulations promulgated thereunder or under the International Emergency Economic Powers Act or the U.N, Participation Act of 1945.

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      9.    COVENANTS

      The Borrower agrees, so long as credit is available under this Agreement and until the Bank is repaid in full:

            9.1 Use of Proceeds. To use the proceeds of the line of credit only for the purposes permitted under Section 2.1 of the Borrower Agreement and not in violation of the Acts referred to in Section 8.20 above.

            9.2 Compliance with Borrower Agreement. To comply with each of the terms, covenants and provisions of the Borrower Agreement. In the event of any conflict between any provision of this Agreement and a comparable provision in the Borrower Agreement, the Borrower shall comply with whichever provision is more restrictive or imposes a greater burden or obligation on the Borrower.

            9.3 Financial Information. To provide the following financial information and statements in form and content acceptable to the Bank, and such additional information as requested by the Bank from time to time:

                  (a) Within 120 days of the Borrower's fiscal year end, the Borrower's annual consolidated and consolidating financial statements, certified and dated by an authorized financial officer of the Borrower. These financial statements must be compiled by a Certified Public Accountant acceptable to the Bank and shall include income statement, balance sheet and cash flow statement.

                  (b) Within 45 days of the end of each fiscal quarter the Borrower's quarterly consolidated and consolidating financial statements, certified and dated by an authorized financial officer of the Borrower. These financial statements may be Borrower prepared and shall include income statement, balance sheet and cash flow statement.

                  (c) Promptly, upon sending or receipt, copies of any management letters and correspondence relating to management letters, sent or received by the Borrower to or from the Borrower's auditor.

                  (d) Copies of the Borrower's federal income tax return (together with proof of payment of any tax due), within 30 days of filing, and, if requested by the Bank, copies of any extensions of the filing date.

                  (e) Annual financial statements of Jerry West in form satisfactory to the Bank within 120 days of each calendar year end and such guarantor's federal income tax return within 30 days after the filing of such return.

                  (f) With the submission of each of the financial statements required in 9.3(a) and (b) above, a compliance certificate of the Borrower signed by an authorized financial officer of the Borrower setting forth
      (i) the information and computations (in sufficient detail) to establish that the Borrower is in compliance with all financial covenants at the end of the period covered by the financial statements then being furnished and (ii) whether there existed as of the date of such financial statements and whether there exists as of the date of the certificate, any default under Article 11 of this Agreement and, if any such default exists, specifying the nature thereof and the action the Borrower is taking and proposes to take with respect thereto.

                  (g) Promptly upon receipt, copies of all notices, orders, or other communications regarding (i) any enforcement action by any governmental authority relating to health, safety, the environment, or any hazardous substances with regard to the Borrower's property, activities, or operations, or (ii) any claim against the Borrower regarding hazardous substances.

                  (h) A Borrowing Base Certificate in the form of Exhibit 9.3(h) attached hereto setting forth the Borrowing Base as of the last day of each month, within 20 days after the end of each month, and, if requested by the Bank, copies of the Export Orders relating to Accounts Receivable and Inventory, to the extent included in the Borrowing Base.

                  (i) An Accounts Receivable aging report detailing the terms of the amounts due from each Buyer as of the last day of each month, within 20 days after the end of each month.

                  (j) A statement showing an aging of accounts payable, within 20 days after the end of each month.

                  (k) An Inventory schedule within 20 days after the end of each month; the schedule must include a description of the Inventory, its location and cost, and such other information as the Bank may require.

                  (l) A listing of the names and addresses of all Buyers obligated upon the Borrower's Accounts Receivable within 20 days after the end of each quarter.

                  (m) Within 120 days of Infolab, Inc.'s fiscal year end, Infolab, Inc.'s annual consolidated and consolidating financial statements, certified and dated by an authorized financial officer of Infolab, Inc. These financial statements must be audited by a Certified Public Accountant acceptable to the Bank and shall include income statement, balance sheet and cash flow statement.

                  (n) Within 45 days of the end of each fiscal semi-annual period, Infolab, Inc.'s semi-annual consolidated and consolidating financial statements, certified and dated by an authorized financial officer of Infolab, Inc.. These financial statements may be Borrower prepared and shall include income statement, balance sheet and cash flow statement.

                  (o) With the submission of each of the financial statements required in 9.3(m) and (n) above, a compliance certificate of Infolab, Inc. signed by an authorized financial officer of Infolab, Inc. setting forth (i) the information and computations (in sufficient detail) to establish that Infolab, Inc. is in compliance with all financial covenants at the end of the period covered by the financial statements then being furnished and (ii) whether there existed as of the date of such financial statements and whether there exists as of the date of the certificate, any default under this Agreement and, if any such default exists, specifying the nature thereof and the action Infolab, Inc. is taking and proposes to take with respect thereto.

                  (p) Promptly upon the Bank's request, such other books, records, statements, lists of property and accounts, budgets, forecasts or reports as to the Borrower and as to each guarantor of the Borrower's obligations to the Bank as the Bank may request.

            9.4 Other Debts. Not to have outstanding or incur any direct or contingent liabilities or lease obligations (other than those to the Bank), or become liable for the liabilities of others, without the Bank's written consent. This does not prohibit:

                  (a) Acquiring goods, supplies, or merchandise on normal trade credit.

                  (b) Endorsing negotiable instruments received in the usual course of business.

                  (c) Obtaining surety bonds in the usual course of business.

                  (d) Liabilities, lines of credit and leases in existence on the date of this Agreement described in Exhibit 9.4 attached hereto, or any renewal thereof, together with any replacement facility necessary to comply with Section 11.18 hereof.

                  (e) Additional debts and lease obligations for the acquisition of fixed assets, in an aggregate amount not exceeding $25,000.

            9.5 Other Liens. Not to create, assume, or allow any security interest or lien (including judicial liens) on property the Borrower now or later owns, except:

                  (a) Liens and security interests in favor of the Bank.

                  (b) Liens for taxes not yet due.

                  (c) Liens outstanding on the date of this Agreement described in Exhibit 9.5 attached hereto.

            9.6 Dividends. Not to declare or pay any dividends on any of its shares or otherwise make distributions, except an amount sufficient to cover shareholders' federal and state income tax liability for the immediately preceding year arising as a direct result of the Borrower's reported income for such year.

            9.7 Loans to Officers or Affiliates. Not to make any loans, advances or other extensions of credit (including extensions of credit in the nature of accounts receivable or notes receivable arising from the sale or lease of goods or services) to any of the Borrower's executives, officers, directors or shareholders (or any relatives of any of the foregoing), or to any affiliated entities (other than Infolab, Inc.

            9.8 Loans and Investments. Not to have any existing, or make any new, loans or other extensions of credit to, or investments in, any individual or entity, or make any capital contributions or other transfers of assets to any individual or entity, except for:

                  (a) additional capital investments in the Borrower's current subsidiaries.

                  (b) extensions of credit in the nature of accounts receivable or notes receivable arising from the sale or lease of goods or services in the ordinary course of business to non-affiliated entities.

                  (c) investments in U.S. treasury bills and other obligations of the federal government.

            9.9 Change of Ownership. Not to cause, permit, or suffer any change, direct or indirect, in the Borrower's capital ownership.

            9.10 Change of Management. Not to make any substantial change in its present executive or management personnel.

            9.11 Notices to Bank. To promptly notify the Bank in writing of:

                  (a) any lawsuit against the Borrower (or any guarantor).

                  (b) any substantial dispute between the Borrower (or any guarantor) and any government authority.

                  (c) any event of default under this Agreement, or any event which, with notice or lapse of time or both, would constitute an event of default.

                  (d) any material adverse change in the Borrower's (or any guarantor's) business condition (financial or otherwise), operations, properties or prospects, or ability to repay the credit.

                  (e) any change in the Borrower's name, legal structure, place of business or chief executive office.

                  (f) any actual or contingent liabilities of the Borrower (or any guarantor) in an amount greater than $25,000 not previously disclosed to the Bank in writing, and any contingent liabilities that are reasonably foreseeable.

                  (g) Reserved.

                  (h) the receipt of any notice or communication regarding (i) any threatened or pending investigation or enforcement action by any governmental authority or any other claim relating to health, safety, the environment, or any hazardous substances with regard to the Borrower's property, activities, or operations or (ii) any belief or suspicion of the Borrower that hazardous substances exist on or under the Borrower's real property.

                  (i) any event of default under any agreement of the Borrower (or any guarantor) in connection with credit facility with any lender, or any event which, with notice or lapse of time or both, would constitute an event of default under any such facility.

            9.12 Books and Records. To maintain adequate books and records.

            9.13 Audits. To allow the Bank and its agents to inspect the Borrower's properties and examine, audit, and make copies of books and records at any reasonable time. If any of the Borrower's properties, books or records are in the possession of a third party, the Borrower authorizes that third party to permit the Bank or its agents to have access to perform inspections or audits and to respond to the Bank's requests for information concerning such properties, books and records. Semi-annual field audits by the Bank's Asset-Based Lending Division (and any audit after an Event of Default has occurred) shall be at the Borrower's expense.

            9.14 Compliance with Laws. To comply with the laws (including any fictitious name statute), regulations, and orders of any government body with authority over the Borrower's business.

            9.15 Preservation of Rights. To maintain and preserve all rights, privileges, and franchises the Borrower now has.

            9.16 Maintenance of Properties. To make any repairs, renewals, or replacements to keep the Borrower's properties in good working condition.

            9.17 Perfection of Liens. To help the Bank perfect and protect its security interests and liens, and reimburse it for related costs it incurs to protect its security interests and liens.

            9.18 Cooperation. To take any action reasonably requested by the Bank to carry out the intent of this Agreement.

            9.19 Insurance.

                  (a) Insurance Covering Collateral. To maintain all risk property damage insurance policies covering the tangible property comprising the collateral. Each insurance policy must be in an amount acceptable to the Bank. The insurance must be issued by an insurance company acceptable to the Bank and must include a lender's loss payable endorsement in favor of the Bank in a form acceptable to the Bank.

                  (b) General Business Insurance. To maintain insurance satisfactory to the Bank as to amount, nature and carrier covering property damage (including loss of use and occupancy) to any of the Borrower's properties, public liability insurance including coverage for contractual liability, product liability and workers' compensation, business interruption insurance and any other insurance which is usual for the Borrower's business.

                  (c) Evidence of Insurance. Upon the request of the Bank, to deliver to the Bank a copy of each insurance policy, or, if permitted by the Bank, a certificate of insurance listing all insurance in force.

                  (d) Export Credit Insurance. In the event the Borrower obtains any credit insurance with respect to Eligible Accounts Receivable, either such insurance shall be assigned to the Bank or the Bank shall be loss payee.

            9.20 Additional Negative Covenants. Not to, without the Bank's written consent:

                  (a) engage in any business activities substantially different from the Borrower's present business.

                  (b) liquidate or dissolve the Borrower's business.

                  (c) consumate any consolidation, merger, or other combination, or become a partner in a partnership, a member of a joint venture, or a member of a limited liability company.

                  (d) sell, assign, lease, transfer or otherwise dispose of any assets for less than fair market value, or enter into any agreement to do so.

                  (e) sell, assign, lease, transfer or otherwise dispose of any part of the Borrower's business or the Borrower's assets except in the ordinary course of the Borrower's business.

                  (f) enter into any sale and leaseback agreement covering any of its fixed assets.

                  (g) acquire or purchase a business or its assets.

                  (h) voluntarily suspend its business other than weekends, holidays and vacation periods not to exceed three consecutive weeks.

            9.21 No Consumer Purpose. Not to use this loan for personal, family, or household purposes. The Bank may provide the Borrower (or any guarantor) with certain disclosures intended for loans made for personal, family, or household purposes. The fact that the Bank elects to make such disclosures shall not be deemed a determination by the Bank that the loan will be used for such purposes.

            9.22 Bank as Principal Depository. To maintain the Bank as its principal depository bank, including for the maintenance of business, cash management, operating and administrative deposit accounts.

            9.23 ERISA Plans. Promptly during each year, to pay and cause any subsidiaries to pay contributions adequate to meet at least the minimum funding standards under ERISA with respect to each and every Plan; file each annual report required to be filed pursuant to ERISA in connection with each Plan for each year; and notify the Bank within ten (10) days of the occurrence of any Reportable Event that might constitute grounds for termination of any capital Plan by the Pension Benefit Guaranty Corporation or for the appointment by the appropriate United States District Court of a trustee to administer any Plan. "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time. Capitalized terms in this paragraph" shall have the meanings defined within ERISA.

            9.24 Reserved.

            9.25 Compliance with Environmental Requirements. With regard to the Borrower's property, activities, or operations, to comply with the recommendations of any qualified environmental engineer or orders or directions issued by any governmental authority relating to health, safety, the environment, or any hazardous substances including those orders or directives requiring the investigation, clean-up, or removal of hazardous substances.

            9.26 Accounting Policies. To maintain accounting policies that comply with generally accepted accounting principles, to be applied consistently throughout the term of this Agreement.

            9.27 Minimum Tangible Net Worth. To maintain, on a consolidated basis, tangible net worth equal to at least $1,150,000. 'Tangible Net Worth" means the gross book value of the Borrower's assets (excluding goodwill, patents, trademarks, trade names, organization expenses, unamortized debt discount and expense, capitalized or deferred research and development costs, deferred marketing expenses, deferred receivables, and other like intangibles, and monies due from officers, directors or employees.

      10.   [INTENTIONALLY OMITTED]

      11.   DEFAULT

      If any of the following events occurs, the Bank may do one or more of the following: declare the Borrower in default, stop making any additional credit available to the Borrower, and require the Borrower to repay its entire debt immediately and without prior notice. If an event of default occurs under the paragraph entitled "Bankruptcy," below, with respect to the Borrower or any guarantor, then the entire debt outstanding under this Agreement will automatically be due immediately.

            11.1 Failure to Pay. The Borrower fails to make a payment under this Agreement when due.

            11.2 Lien Priority. The Bank fails to have an enforceable first lien (except for any prior liens to which the Bank has consented in writing) on or security interest in any property given as security for this Agreement (or any guaranty).

            11.3 False Information. The Borrower (or any guarantor) has given the Bank false or misleading information or representations.

            11.4 Death or Incompetency. Any guarantor dies or becomes legally incompetent.

            11.5 Bankruptcy. The Borrower (or any guarantor) files a bankruptcy petition, a bankruptcy petition is filed against the Borrower (or any guarantor) or the Borrower (or any guarantor) makes a general assignment for the benefit of creditors.

            11.6 Receivers. A receiver or similar official is appointed for a substantial portion of the Borrower's (or any guarantor's) business, or the business is terminated, or any guarantor is liquidated or dissolved.

            11.7 Lawsuits. Any lawsuit or lawsuits are filed against the Borrower (or any guarantor); except for lawsuits in an aggregate amount within applicable insurance coverage, provided that the insurer has issued a letter of responsibility for payment up to the amount of insurance coverage.

            11.8 Judgments. Any judgments or arbitration awards are entered against the Borrower (or any guarantor), or the Borrower (or any guarantor) enters into any settlement agreements with respect to any litigation or arbitration, in an aggregate amount in excess of any insurance coverage and for which the insurer has issued a letter of responsibility for payment up to the amount of insurance coverage.

            11.9 Government Action. Any government authority takes action that the Bank believes materially adversely affects the Borrower's (or any guarantor's) financial condition or ability to repay.

            11.10 Material Adverse Change. A material adverse change occurs, or is reasonably likely to occur, in the Borrower's (or any guarantor's) business condition (financial or otherwise), operations, properties or prospects, or ability to repay the credit.

            11.11 Cross-default. Any default occurs under any agreement in connection with any credit the Borrower (or any guarantor) or any of the Borrower's related entities or affiliates has obtained from anyone else or which the Borrower (or any guarantor) or any of the Borrower's related entities or affiliates has guaranteed if the default (a) consists of failing to make a payment when due or breaching a financial covenant or (b) gives the other lender the right to accelerate the obligation.

            11.12 Default under Related Documents. Any default occurs under any guaranty, subordination agreement, security agreement, deed of trust, mortgage, or other document required by or delivered in connection with this Agreement or any such document is no longer in effect.

            11.13 Other Bank Agreements. The Borrower (or any guarantor) or any of the Borrower's related entities or affiliates fails to meet the conditions of, or fails to perform any obligation under any other agreement the Borrower (or any guarantor) or any of the Borrower's related entities or affiliates has with the Bank or any affiliate of the Bank.

            11.14 ERISA Plans. Any one or more of the following events occurs with respect to a Plan of the Borrower subject to Title IV of ERISA, provided such event or events could reasonably be expected, in the judgment of the Bank, to subject the Borrower to any tax, penalty or liability (or any combination of the foregoing) which, in the aggregate, could have a material adverse effect on the financial condition of the Borrower:

                  (a) A reportable event shall occur under Section 4043(c) of ERISA with respect to a Plan.

                  (b) Any Plan termination (or commencement of proceedings to terminate a Plan) or the full or partial withdrawal from a Plan by the Borrower or any ERISA Affiliate.

            11.15 [INTENTIONALLY OMITTED]

            11.16 Breach Under Borrower Agreement. The Borrower breaches or defaults under any term, condition or provision of the Borrower Agreement.

            11.17 Other Breach Under Agreement. The Borrower fails to meet the conditions of, or fails to perform any obligation under, any term of this Agreement not specifically referred to in this Article. This includes any failure or anticipated failure by the Borrower to comply with any financial covenants set forth in this Agreement, whether such failure is evidenced by financial statements delivered to the Bank or is otherwise known to the Borrower or the Bank.

            11.18 Domestic Revolving Credit Facility. The Borrower fails to maintain a revolving credit facility in an amount of at least $750,000 with a financial institution for the financing of accounts and inventory that are not related to export from the United States.

      12.   ENFORCING THIS AGREEMENT; MISCELLANEOUS

            12.1 GAAP. Except as otherwise stated in this Agreement, all financial information provided to the Bank and all financial covenants will be made under generally accepted accounting principles, consistently applied.

            12.2 Governing Law. This Agreement is governed by Texas law.

            12.3 Successors and Assigns. This Agreement is binding on the Borrower's and the Bank's successors and assignees. The Borrower agrees that it may not assign this Agreement without the Bank's prior consent. The Bank may sell participations in or assign this loan, and may exchange financial information about the Borrower with actual or potential participants or assignees. If a participation is sold or the loan is assigned, the purchaser will have the right of set-off against the Borrower.

            12.4 Severability; Waivers. If any part of this Agreement is not enforceable, the rest of the Agreement may be enforced. The Bank retains all rights, even if it makes a loan after default. If the Bank waives a default, it may enforce a later default. Any consent or waiver under this Agreement must be in writing.

            12.5 Administration Costs. The Borrower shall pay the Bank for all reasonable costs incurred by the Bank in connection with administering this Agreement.

            12.6 Attorneys' Fees. The Borrower shall reimburse the Bank for any reasonable costs and attorneys' fees incurred by the Bank in connection with the enforcement or preservation of any rights or remedies under this Agreement and any other documents executed in connection with this Agreement, and in connection with any amendment, waiver, "workout" or restructuring under this Agreement. In the event of a lawsuit or arbitration proceeding, the prevailing party is entitled to recover costs and reasonable attorneys' fees incurred in connection with the lawsuit or arbitration proceeding, as determined by the court or arbitrator. In the event that any case is commenced by or against the Borrower under the Bankruptcy Code (Title 11, United States Code) or any similar or successor statute, the Bank is entitled to recover costs and reasonable attorneys' fees incurred by the Bank related to the preservation, protection, or enforcement of any rights of the Bank in such a case. As used in this paragraph, "attorneys' fees" includes the allocated costs of the Bank's in-house counsel.

            12.7 [INTENTIONALLY OMITTED]

            12.8 [INTENTIONALLY OMITTED]

            12.9 Final Agreement. This Agreement, the Borrower Agreement, and any related security or other agreements required by this Agreement, collectively:

                  (a) represent the sum of the understandings and agreements between the Bank and the Borrower concerning this credit;

                  (b) replace any prior oral or written agreements between the Bank and the Borrower concerning this credit; and

                  (c) are intended by the Bank and the Borrower as the final, complete and exclusive statement of the terms agreed to by them.

In the event of any conflict between this Agreement and any other agreements required by this Agreement, this Agreement will prevail; provided, however, that in the event of any conflict between any provision of this Agreement and a comparable provision in the Borrower Agreement, whichever provision is more restrictive or imposes a greater obligation on the Borrower shall prevail.

            12.10 Disposition of Schedules Delivered by Borrower. The Bank shall be under no obligation to return any schedules, invoices, statements, budgets, forecasts, reports or other papers delivered by the Borrower and may destroy or otherwise dispose of such items as the Bank, in its discretion, deems appropriate.

            12.11 Verification of Accounts Receivable. The Bank may at any time, either orally or in writing, request confirmation from any Buyer of the current amount and status of the Account Receivable upon which such Buyer is obligated.

            12.12 Indemnification. The Borrower will indemnify and hold the Bank harmless from any loss, liability, damages, judgments, and costs of any kind relating to or arising directly or indirectly out of (a) this Agreement or any document required hereunder, (b) any credit extended or committed by the Bank to the Borrower hereunder, and (c) any litigation or proceeding related to or arising out of this Agreement, any such document, or any such credit. This indemnity includes but is not limited to attorneys' fees (including the allocated cost of in-house counsel). This indemnity extends to the Bank, its parent, subsidiaries and all of their directors, officers, employees, agents, successors, attorneys, and assigns. This indemnity will survive repayment of the Borrower's obligations to the Bank. All sums due to the Bank hereunder shall be obligations of the Borrower, due and payable immediately without demand.

            12.13 Release of Information to Eximbank. The Borrower authorizes the Bank to release to Eximbank such information and records as Eximbank may from time to time request concerning matters relating to this Agreement and any other loans or extensions of credit provided by the Bank to the Borrower.

            12.14 Notices. All notices required under this Agreement shall be personally delivered or sent by first class mail, postage prepaid, or by overnight courier, to the addresses on the signature page of this Agreement, or sent by facsimile to the fax numbers listed on the signature page, or to such other addresses as the Bank and the Borrower may specify from time to time in writing. Notices sent by first class mail shall be deemed delivered on the earlier of actual receipt or on the fourth business day after deposit in the U.S. mail.

            12.15 Headings. Article and paragraph headings are for reference only and shall not affect the interpretation or meaning of any provisions of this Agreement.

            12.16 Counterparts. This Agreement may be executed in as many counterparts as necessary or convenient, and by the different parties on separate counterparts each of which, when so executed, shall be deemed an original but all such counterparts shall constitute but one and the same agreement.

            12.17 Commitment Expiration. The Bank's commitment to extend credit under this Agreement will expire on June 30, 2000, unless this Agreement and any documents required by this Agreement have been signed and returned to the Bank on or before that date.

This Agreement is executed as of the date stated at the top of the first page.

BANK OF AMERICA, N.A.                      MWI,INC., d/b/a Danam Electronics

By: /s/ Richard H. Vitale                  By /s/ Jerry West
    ---------------------------------         ----------------------------------
    Richard H. Vitale                         Jerry West
    Assistant Vice President                  President

Address where notices to                   Address where notices to the
the Bank are to be sent:                   Borrower are to be sent:

Commercial Banking Group                   4230 Shilling Way
901 Main Street, 7th Floor                 Dallas, Texas 75237
TX1-492-07-01
Dallas, Texas 75202

                                 EXHIBIT 9.3(h)

                       FORM OF BORROWING BASE CERTIFICATE

                                 Exhibit 9.3(h)

                                   EXHIBIT 9.4

                             EXISTING INDEBTEDNESS

$750,000 Line of Credit from Texas Community Bank & Trust, N.A.

$500,000 Loan from The Texas Mezzanine Fund

                                  Exhibit 9.4

                                   EXHIBIT 9.5

                                 EXISTING LIENS

Liens more particularly described in the UCC-1 financing statements attached hereto in favor of (a) Texas Community Bank and Trust, N.A. and (b) The Texas Mezzanine Fund.

                                  Exhibit 9.5